Exhibit 99.1

             HILAND PARTNERS, LP ANNOUNCES DISTRIBUTION INCREASE

    ENID, Okla., Oct. 25 /PRNewswire-FirstCall/ -- Hiland Partners, LP (Nasdaq:
HLND) today announced approximately an 11% increase in its cash distribution for the third quarter of 2005. The declared quarterly distributions on the Partnership's common and subordinated units will increase from $0.4625 per unit (an annualized rate of $1.85 per unit), to $0.5125 per unit (an annualized rate of $2.05 per unit). The distribution will be payable on November 14, 2005 to Unitholders of record on November 4, 2005.

    About Hiland Partners, LP
    Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services to an oil and gas exploration and production company for use in its oil and gas secondary recovery operations. The Partnership's operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP's midstream assets consist of eight natural gas gathering systems with approximately 1,120 miles of gathering pipelines, five natural gas processing plants, three natural gas treating facilities and three NGL fractionation facilities. The Partnership's compression assets consist of two air compression facilities and a water injection plant.

    This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
    The information contained in this press release is available on the Partnership's website at http://www.hilandpartners.com . For more information, please contact Ken Maples, Vice President and CFO, at 580.242.6040.

SOURCE  Hiland Partners, LP
    -0-                             10/25/2005
    /CONTACT: Ken Maples, Vice President and CFO of Hiland Partners, LP, +1-580-242-6040/
    /Web site:  http://www.hilandpartners.com /